Exhibit 10.11(b)

SECOND AMENDMENT TO LICENSE AGREEMENT

This Second Amendment to License Agreement (the "Second Amendment") is entered into as of January 27, 2011 between Evonik Goldschmidt GmbH, a German company with its principal place of business at Goldschmidtstrasse 100, 45127 Essen, Germany ("Licensee") and Helix BioMedix, Inc., a Delaware, United States corporation with its principal place of business at 22118 20th Avenue SE, Suite 204, Bothell, WA 98021, U.S.A. ("Licensor").

RECITALS

1.           Licensee and Licensor are parties to the License Agreement dated effective as of August 16, 2007, as amended by the First Amendment to License Agreement dated as of December 16, 2010 (the “Agreement”). Capitalized terms that are used in this Second Amendment and not otherwise defined have the meanings given to them in the Agreement.

2.           Licensee and Licensor wish to provide for certain amendments to the Agreement, among other matters as set forth herein.

AMENDMENT

I.	Amendments.

A. Section 1.12 of the Agreement is hereby deleted in its entirety and replaced with the following:

“1.12           "Royalty Period" means each calendar quarterly period (January 1 until March 31, etc.). If this Agreement terminates during a Royalty Period, the last Royalty Period shall terminate at the same time as this Agreement.”

B. New Sections 1.16 and 1.17 are hereby added to the Agreement as follows:

“1.16           “Class A Customer” means a customer of Products and/or Combinations under this Agreement that is invoiced at Licensee’s then-current general selling price for such Products and/or Combinations.

1.17           “Class B Customer” means a customer of Products and/or Combinations under this Agreement that is invoiced at Licensee’s then-current preferred or exclusive selling price for such Products and/or Combinations, which price is lower than the applicable general selling price payable by Class A Customers. The parties understand that Class B Customers are generally higher-volume purchasers of Products and Combinations.”

C. Section 7.2 of the Agreement is hereby deleted in its entirety.

D. The first paragraph of Section 8.3 of the Agreement and the royalty table following that paragraph are hereby deleted in their entirety and replaced with the following:

“Licensee will pay Licensor a running royalty on Net Sales Value from the sale or other disposition of Products and Combinations at the following rates with respect to the following periods and customers during the term hereof:

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Years	Class A Customer Royalty Rate	Class B Customer Royalty Rate
January 1, 2011 – December 31, 2011	***%	***%

January 1, 2012– December 31, 2012	***%	*

January 1, 2013 – December 31, 2013	***%	*

*The parties will negotiate in good faith to agree upon applicable royalty rates for Class B Customers with respect to calendar years 2012 and 2013, such agreement to be reached by the end of the preceding year.

With respect to each customer, Licensee will determine the appropriate customer class (as set forth in the preceding table) in good faith, it being understood that all Net Sales Value is subject to royalty. Any ambiguity in determining a customer’s class will be resolved in favor of its being a Class A Customer (e.g., where there are more than two price tiers for a Product and as a result it is not obvious whether a customer is Class A or Class B).”

E. Section 8.5 of the Agreement is hereby deleted in its entirety and replaced by the following:

“Running Royalties as set forth in Section 8.3 shall be paid within 30 (thirty) days after the end of a Royalty Period with respect to royalty-bearing sales occurring in that period, and will be accompanied by a statement indicating the associated Net Sales Value and royalties payable (including currency conversions), itemized by Products and Combinations to which the Net Sales Value is attributable. Royalties shall be paid by Licensee in U.S. dollars, with currency conversions calculated based upon the applicable closing exchange rates quoted by the Deutsche Bank foreign exchange desk on the last business day of the applicable Royalty Period. Any amount payable hereunder that is not paid on the date that it becomes due will bear interest, calculated based on the number of days such payment is late and compounded monthly, at a rate of the lesser of (i) 0.5 % per month or (ii) the maximum rate permitted by applicable law.”

F. Section 8.7 of the Agreement is hereby deleted in its entirety.

II.   Acknowledgement Regarding Section 8.2. The parties acknowledge and agree that pursuant to Section 8.2 of the Agreement, Licensee surrendered to Licensor its license to the Peptide *** as of January 1, 2009. As such, every right and license granted to Licensee under the Agreement with respect to such Peptide and all associated Subject IP and Technology, and all obligations of Licensor hereunder with respect thereto, except for the right of first offer pursuant to Section 4, terminated as of that date.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

III.   Agreement Regarding Minimum Royalties. Pursuant to Section 8.4 of the Agreement, the parties hereby agree that minimum royalties for all Products and Combinations to be sold in calendar years 2011, 2012 and 2013 shall be in each case US$*** per year.

IV.   Full Force and Effect; Timing of Effectiveness. The remainder of the Agreement is not amended hereby and shall remain in full force and effect. The parties hereby ratify and confirm the terms and conditions of the Agreement, as supplemented and amended by this Second Amendment. The amendments set forth in this Second Amendment will be effective retroactive to January 1, 2011, but will not affect any period before that date or any accrued rights as of that date.

[Signature page follows]

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

This Second Amendment may be executed in one or more counterparts (including by means of fax or PDF or similar image file), each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Second Amendment is entered into as of the date first set forth above.

LICENSEE:		LICENSOR:

EVONIK GOLDSCHMIDT GMBH		HELIX BIOMEDIX, INC.

By:	/s/ Wolfgang Goertz	By:	/s/ Robin L. Carmichael

Name:	Wolfgang Goertz	Name:	Robin L. Carmichael

Title:	Business Director	Title:	VP & COO

EVONIK GOLDSCHMIDT GMBH

By:	/s/ Andrea Wiesener

Name:	Andrea Wiesener

Title:	Legal Counsel

[SIGNATURE PAGE TO SECOND AMENDMENT TO LICENSE AGREEMENT]

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

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